Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Frequency Electronics, Inc. on Form S-8 (Nos. 333-08901, 333-40506, 333-140938, 333-156600, 333-42233 and 333-188952) of our report dated July 31, 2017 on our audits of the consolidated financial statements as of April 30, 2017 and 2016 and for each of the years then ended which report is included in this Annual Report on Form 10-K to be filed on or about July 31, 2017.

/s/ EisnerAmper LLP

New York, New York
July 31, 2017